Promissory Note
(the "Note")

Evanston, IL
July 15, 2016

$60,000 (sixty-thousand dollars)

Borrower: Kevin Egolf
175 10th Street
Providence, RI 02906
("Borrower")

Lender: Iroquois Valley Farms, LLC
708 Church Street, Suite 227
Evanston, IL 60201
("Lender")

I. Promise to Pay

FOR VALUE RECEIVED, Borrower agrees to pay Lender the total amount of $60,000 ("Principle"), together with interest payable on the unpaid principal at the rate of 2.5% per annum (calculated on the basis of a 365-day year).

II. Repayment

The amount owed under this Note will be repaid in full on January 15, 2021. Borrower may prepay Principal at any time without penalty.

III. Interest Payment

All accrued and unpaid interest due hereunder shall be paid to the Lender on January 15 and July 15 of each year that this Promissory Note shall be outstanding.

IV. Default

The failure to make any payment of Principal or interest when due hereon followed by the failure to make such payment within ten (10) days after written notice thereof given to the Borrower by Lender shall constitute an event of default under this Note. If an event of default occurs the Principal and all accrued and unpaid interest shall immediately become due and payable at the option of the Lender. Lender's failure to exercise any right hereunder shall not constitute a waiver of the right to exercise the same right for any subsequent event of default.

V. Additional Costs

In case of default in the payment of any principal or interest of this Promissory Note, Borrower will pay to Lender such further amount as will be sufficient to cover the cost and expenses of collection, including, without limitation, reasonable attorney's fees, expenses, and disbursements. These costs will be added to the outstanding principal and will become immediately due.

VI. Transfer of the Promissory Note

Borrower hereby waives any notice of the transfer of this Note by Lender or by any subsequent holder of this Note, agrees to remain bound by the terms of this Note subsequent to any transfer, and agrees that the terms of this Note may be fully enforced by any subsequent holder of this Note.

VII. Amendment; Modification; Waiver

No amendment, modification or waiver of any provision of this Promissory Note or consent to departure therefrom shall be effective unless by written agreement signed by both Borrower and Lender.

VIII. Successors

The terms and conditions of this Promissory Note shall inure to the benefit of and be binding jointly and severally upon the successors, assigns, heirs, survivors and personal representatives of Borrower and shall inure to the benefit of any holder, its legal representatives, successors and assigns.

IX. Breach of Promissory Note

No breach of any provision of this Promissory Note shall be deemed waived unless it is waived in writing. No course of dealing and no delay on the part of Lender in exercising any right will operate as a waiver thereof or otherwise prejudice Lender's rights, powers, or remedies. No right, power, or remedy conferred by this Promissory Note upon Lender will be exclusive of any other rights, power, or remedy referred to in this Note, or now or hereafter available at law, in equity, by statute, or otherwise.

X. Governing Law

The validity, construction and performance of this Promissory Note will be governed by the laws of Illinois, excluding that body of law pertaining to conflicts of law. Borrower hereby waives presentment, notice of non-payment, notice of dishonor, protest, demand and diligence.

The parties hereby indicate by their signatures below that they have read and agree with the terms and conditions of this agreement in its entirety.

Borrower Signature: ______________________

Kevin Egolf

Lender Signature: ______________________

Arnold Lau

Iroquois Valley Farms LLC

Date: July 15, 2016